Exhibit 99.1

NovaBay Pharmaceuticals (NBY) Reports Fourth Quarter and Year End 2007

Results –

Provides Corporate Highlights

Conference Call to be Webcast Today at 11:00 a.m. ET

EMERYVILLE, CA – March 11, 2008 – NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY) today reported results for the fourth quarter and year ended December 31, 2007.

Fourth Quarter and Year End 2007 Financial Results

Net loss for the quarter ended December 31, 2007 was $1.4 million, or $0.09 per share, as compared with a net loss of $1.1 million, or $0.17 per share, for the fourth quarter of 2006. For the year ended December 31, 2007, NovaBay reported a net loss of $5.4 million, or $0.60 per share, as compared with a net loss of $5.3 million, or $0.92 per share, for the year ended December 31, 2006.

As of December 31, 2007, NovaBay had $22.4 million in cash, cash equivalents and short-term investments. As of December 31, 2007, there were 21,269,301 shares of common stock outstanding.

Recent Corporate Highlights

•

On October 31, 2007, NovaBay completed its initial public offering of 5,000,000 shares of common stock at a price to the public of $4.00 per share, and received net proceeds of approximately $17.1 million after deducting underwriting discounts and commissions of $1.4 million and other offering costs of approximately $1.5 million. Upon the closing of the IPO, all shares of preferred stock outstanding automatically converted into 9,613,554 shares of common stock.

•

In the third and fourth quarters of 2007, the company completed two Phase I safety trials of NVC-422, NovaBay’s lead Aganocide compound, for use as a pre-surgical nasal preparation (trademarked as AgaNase). The results from these studies indicate that Aganase is safe and well tolerated. The company is conducting studies to demonstrate that AgaNase can reduce the amount of Staphylococcus aureus and, in particular, methicillin-resistant Staphylococcus aureus, or MRSA, in the nasal passages. Used prior to surgery, the company believes AgaNase should significantly reduce the number of patients who acquire potentially life-threatening blood borne infections.

•

In November 2007, the company initiated Phase II studies of AgaNase in healthy volunteers who have Staphylococcus aureus in their nasal passages. The purpose of these studies is to establish the efficacy of AgaNase as a pre-surgical nasal preparation. These studies are on going.

•

In December 2007, NovaBay filed an Investigational New Drug (IND) application with the U.S. Food and Drug Administration (FDA) to initiate Phase I human clinical trials of NVC-422 for the prevention of catheter associated urinary tract infections, or CAUTI. In January 2008, NovaBay received clearance of the IND and the treatment phase of the study began in late February 2008.

•	During fiscal 2007, NovaBay continued to work closely with an affiliate of Alcon, Inc. (Alcon) (NYSE: ACL) to develop NVC-422 for use in the eye, ear, and sinus, as well as in contact lens solutions.

•

In June 2007, NovaBay advanced its commitment to wound care by entering into an exclusive, worldwide agreement with an affiliate of Kinetic Concepts, Inc. (KCI) (NYSE: KCI) for the use of NeutroPhase™ (also known as NVC-101), a diluted solution of hypochlorous acid which has been developed by NovaBay, in wound care applications.

•

In September 2007, the company obtained approval from the FDA for the use of NeutroPhase in a variety of wound care applications and in February 2008 received a Notice of Allowance on the related patent.

Dr. Ron Najafi, NovaBay’s Chairman and Chief Executive Officer, commented, “2007 was a momentous year for NovaBay, as we transitioned from a private to public company. We raised $20 million in gross proceeds in our IPO, before deducting commissions and offering expenses, which positioned us to further advance our clinical programs. NovaBay aims to provide much needed products that could reduce potentially life-threatening hospital associated infections, such as MRSA, which, according to the Centers for Disease Control, claims over 19,000 lives annually.

Dr. Najafi continued, “Our partnerships with Alcon and KCI are strong, and we believe we are on track to reach multiple milestones in 2008, which include the progression of the trials for our pre-surgical nasal preparation and catheter associated urinary tract infection indications, and advancing in studies using the Aganocide compound for ophthalmic and otic use through our partnership with Alcon. In addition, during 2008, we will be focusing on a strategic initiative to develop product candidates using the Aganocide compound for uses in dermatology. We have a talented, dedicated and experienced research team comprised of 14 PhDs and 2 MDs, working towards advancing our products. In addition to the research team, we recently strengthened our management team with the addition of Tom Paulson as Chief Financial Officer, who brings more than 20 years of finance and public company experience to our company.”

“With the combination of the strong research team and experienced management team, we look forward to moving ahead and updating all of our shareholders, on the many developments and milestones that we expect to achieve in the months ahead,” concluded Dr. Najafi.

Conference Call and Webcast Information

The live webcast of NovaBay’s conference call will begin at 11 a.m. Eastern time on March 11, 2008. Speakers on the call will include Dr. Ron Najafi, Chairman and Chief Executive Officer, and Tom Paulson, Chief Financial Officer. To access the conference call, please call 800-561-2813 for domestic participants and 617-614-3529 for international participants, and enter the following passcode: 11629446 A link to the webcast can be found in the Investors section/events page of the company’s website, www.novabaypharma.com. A replay will be available for one week following the call by dialing 1-888-286-8010 for domestic participants and 617-801-6888 for international participants using the following passcode: 46546033. The presentation will be available and archived on the company’s website until March 31, 2008.

About NovaBay

NovaBay Pharmaceuticals, Inc. is a biopharmaceutical company focused on developing innovative product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, including methicillin-resistant Staphylococcus aureus (MRSA). NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon, Inc. for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions. The company also has a license agreement with an affiliate of Kinetic Concepts, Inc. for the use of NovaBay’s NeutroPhase product in woundcare applications.

NovaBay™, Aganocide™, AgaNase™, and NeutroPhase™ are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward Looking Statements

This release contains forward-looking statements, which are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, NovaBay’s product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Investor Relations:

Theresa Granados

Manager, Investor Relations

510-899-8870

tgranados@novabaypharma.com

The Investor Relations Group

Investor Relations:

Adam Holdsworth / Rachel Colgate / Erica Ruderman

or

Media Relations:

Janet Vasquez / Laura Colontrelle

212-825-3210

Financial Tables Follow

NOVABAY PHARMACEUTICALS, INC.

(a development stage company)

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2006	2007	2006	2007
	(unaudited)
REVENUE
License and collaboration revenue	$1,325	$1,521	$1,533	$5,913

Total revenue	1,325	1,521	1,533	5,913
EXPENSES
Operating Expenses:
Research and development	1,646	1,841	4,087	7,421
General and administrative	907	1,243	2,972	4,368

Total operating expenses	2,553	3,084	7,059	11,789
Other income, net	143	181	240	488

Net loss before income taxes	(1,085)	(1,382)	(5,286)	(5,388)
Provision for income taxes	—	12	—	12

Net loss	$(1,085)	$(1,394)	$(5,286)	$(5,400)

Basic and diluted net loss per share	$(0.17)	$(0.09)	$(0.92)	$(0.60)
Shares used to compute basic and diluted net loss per share	6,281	16,332	5,715	8,974

NOVABAY PHARMACEUTICALS, INC.

(a development stage company)

BALANCE SHEETS

(in thousands)

	December 31,
	2006	2007
ASSETS
Current assets:
Cash, cash equivalents and investments	$11,086	$22,353
Prepaid expenses and other current assets	226	419

Total current assets	11,312	22,772
Property and equipment, net	554	1,150

TOTAL ASSETS	$11,866	$23,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable and accrued liabilities	$886	$1,283
Deferred revenue	2,500	3,039
Other current liabilities	—	256

Total current liabilities	3,386	4,578
Deferred revenue – non-current	6,667	4,478
Other non-current liabilities	—	546

Total liabilities	10,053	9,602

Stockholders’ Equity:
Convertible preferred stock	192	—
Common stock	63	212
Additional paid-in capital	14,620	32,585
Accumulated other comprehensive income (loss)	12	(3)
Accumulated deficit during development stage	(13,074)	(18,474)

Total stockholders’ equity	1,813	14,320

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$11,866	$23,922